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                                                               Exhibit 10.1.18

                            Beacon Power Corporation
                                161 First Street
                            Cambridge, MA 02142-1221

                                  May 28, 1997

Duquesne Enterprises
One Northshore Center
Suite 100
12 Federal Street
Pittsburgh, PA 15212

Gentlemen:

         This letter shall serve to confirm our mutual agreement concerning one or more Distributor Agreements (each, a "Distributor Agreement") to be entered into between the undersigned, Beacon Power Corporation, a Delaware corporation ("BPC"), and Duquesne Enterprises, a Pennsylvania corporation ("DE"), at such time, and from time to time, as one or more of BPC's flywheel energy storage systems for use in stationary energy storage applications (the "Products") are commercially acceptable, as determined by DE and BPC, acting in good faith.

         The terms and conditions to be included in each Distributor Agreement shall include, without limitation, the following:

         1. DE shall be appointed as BPC's sole and exclusive distributor for the sale of the Products in the states of Pennsylvania, Ohio, West Virginia, New York, Maryland, Delaware, Virginia and the District of Columbia (the "Territory"), with the following exclusions (in which event DE shall have the nonexclusive right to distribute the Products):

                  (a) BPC shall be entitled to distribute the Products directly to cable television and telephone companies; and

                  (b) BPC shall be entitled to distribute the Products directly to electric utilities for internal use by such electric utilities; and

                  (c) BPC and DE shall negotiate, in good faith, additional exceptions to DE's exclusive rights in connection with distribution by BPC of the Products to others which do not detract from DE's exclusive rights in the Territory.


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         2. DE shall have the nonexclusive right to distribute the Products outside of the Territory unless such right is prohibited by other BPC agreements. The Board of Directors of BPC shall have the right to terminate DE's nonexclusive right to distribute the Products in any geographical area outside of the Territory at any time that the Board of Directors deems such termination to be commercially necessary or desirable.

         3. The term of each Distributor Agreement shall be for a period of 20 years from the date of each Product's commercial availability.

         4. All purchases of the Products by DE shall be at the lower of (i) the cost of goods sold plus 30%, or (ii) at "most favored nation" prices established by BPC from time to time for bona fide purchasers of similar quantities of the Products as are purchased by DE. The cost of the Products shall be determined in a manner consistent with generally accepted accounting principles and BPC's accounting procedures for other product sales. DE acknowledges that the cost of goods sold shall include certain overheads such as indirect labor, depreciation and occupancy costs. Typical terms and warranties shall apply to all purchases by DE.

         5. DE's right to serve as the exclusive distributor for the Products in the Territory shall be dependent upon DE fulfilling reasonable minimum annual sales quotas which shall be negotiated by the parties in good faith, on an annual basis, but which shall be not less than 60% and not more than 70% of the number of Product units sold for the preceding year in all other states (the "Non-Territory"), with respect to which an exclusive or non-exclusive distributor (other than DE or one of its affiliates) (the "Other Distributors") has been appointed and been in operation for a period of at least two years. In determining the foregoing minimum quota, adjustment will be made to reflect the relative population in the Territory and the Non-Territory and all sales by an Other Distributor will be assumed to have been made in the territory assigned to such Other Distributor. By way of example, assume that (i) sales of a Product in the Non-Territory are 1,000,000 units, (ii) the population of the Non-Territory is 200,000,000, and (iii) the population of the Territory is 20,000,000. The basis for the sales quota would be 10% (e.g., the Territory population/the Non-Territory population) times the units sold, or 100,000. Accordingly, the sales quota would be between 60% and 70% of the base, or 60,000 to 70,000 units. Notwithstanding any provision to the contrary contained herein, DE and BPC agree that in no event shall DE be subject to more onerous sales quotas than any other exclusive distributor of BPC from time to time.

         6. Each Distributor Agreement shall provide that DE shall make payment to BPC within 30 days of each invoice. All invoices shall be delivered to DE within 5 days of the date of the invoice.

         7. DE shall have the right to use subdistributors, subject to the following provisions: (i) all subdistribution agreements shall be subject to BPC's approval, which approval shall not be unreasonably withheld, (ii) in the event that DE uses subdistributors that are not affiliated with DE, its parent, subsidiaries or affiliates, such non-affiliated subdistributors shall be subject to BPC's approval, which approval shall not be unreasonably withheld, and (iii) in the event that


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DE uses subdistributors that are affiliated with DE, its parent, subsidiaries or affiliates, such affiliated subdistributors shall not be subject to BPC's approval.

         8. BPC and DE acknowledge and agree that DE, its parent, subsidiaries and affiliates, shall have the right to promote, sell, market, support and distribute products which may be similar to or in competition with the Products. Notwithstanding the foregoing, DE agrees not to compete with BPC in the manufacture, sale, distribution or support of stationary flywheel energy storage systems.

         9. All disputes between the parties under a Distributor Agreement, including conflicts involving the exclusive geographic territory and exclusive market rights, shall be settled and finally determined by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. Any arbitration shall be conducted by 1 arbitrator. The judgment upon the award rendered in any such arbitration shall be final, binding upon the parties and non-appealable and may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrators and all other expenses of arbitration, except for attorney's fees, shall be paid by the party that does not prevail in such arbitration. Each party shall bear its own attorney's fees.

         10. Each Distributor Agreement shall contain the following as events of default:

                  (a) DE fails, refuses or neglects to pay promptly any amounts owed to BPC;

                  (b) DE fails to meet the minimum annual sales quota as described in paragraph 5 of this Letter Agreement in two years out of each five year period unless cumulative sales during the life of the Distributor Agreement exceed cumulative minimum annual sales quotas;

                  (c) DE fails to perform any of its material covenants, obligations or responsibilities under any Distributor Agreement which failure remains uncured for 30 days after notice thereof from BPC;

                  (d) The dissolution, termination of existence, liquidation, insolvency or business failure of DE, or the appointment of a custodian or receiver for DE or any part of its property if such appointment is not terminated or dismissed within 30 days;

                  (e) The institution by DE of any proceeding under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by DE of a composition of any assignment or trust mortgage for the benefit of creditors;

                  (f) The institution against DE of a proceeding under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization,


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                           receivership, insolvency or other similar law
                           affecting the rights of creditors generally, which proceeding is not dismissed within 30 days of filing.

                  In the event that DE is in default pursuant to (a) above, DE may cure such default by paying the amount owed to BPC within 30 calendar days after delivery by BPC of the aforementioned default notice. In the event that DE is in default pursuant to (b) above, DE may cure such default by paying to BPC the additional profit that BPC would have earned had DE met the minimum annual sales quota during each such year. In the event that any default is not cured by DE after notice and the passage of the cure period, BPC may terminate this Agreement.

         11. Each Distributor Agreement shall contain such other terms and conditions, including without limitation, delivery, service requirements, warranties, limitations of liabilities, and confidentiality terms as DE and BPC shall mutually agree, acting in good faith.

         Please confirm your agreement with the foregoing by executing and returning the enclosed counterpart original of this letter agreement, whereupon this letter agreement shall be a binding agreement between BPC and DE.


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Intending to be legally bound hereby,
                                                   Beacon Power Corporation

                                                   By: /s/DAVID B. EISENHAURE
                                                      _______________________

                                                     Title:  President
                                                          ____________________

Accepted and agreed to,
with the intent to be legally bound,
this 23rd day of May, 1997.

Duquesne Enterprises

By: /s/ANTHONY J. VILLIOTTI
   __________________________

Title: Vice President
       ______________________




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              Intending to be legally bound hereby,

                                                    Beacon Power Corporation

                                                    By: /s/David B. Eisenhaure
                                                       _______________________

                                                    Title:  President
                                                         ____________________

Accepted and agreed to,
with the intent to be legally bound,
this 23rd day of May, 1997.

Duquesne Enterprises

By:  /s/Anthony J. Villiotti
    _______________________

Title: Vice President
       ______________________